Exhibit 10.2

2006 EXECUTIVE BONUS PLAN

Effective Date:  January 1, 2006

I.                                         INTERPRETATION

Where this Plan refers to the Company in relation to employment but the Plan Participant is employed not by SPX Corporation, but by a subsidiary or affiliate of SPX Corporation, references to “the Company” shall be interpreted as referring to the employing subsidiary.

II.                                     PURPOSE

The objectives of the SPX Corporation 2006 Executive Bonus Plan (the “Plan”) are to link incentive awards for Plan Participants (defined below) to the creation of investor wealth and to promote a culture of performance and ownership. Accordingly, the Plan rewards sustained improvements in investor value. In addition to the individuals’ general working performance, the incentives offered to Participants under this Plan with its various elements shall particularly reward the individuals’ ongoing loyalty to SPX Corporation during and also after the Participants’ employment as well as those results of the Participants’ work that are not already compensated by the Participants’ regular remuneration.

The Plan is a statement of SPX Corporation’s intentions and does not constitute a guarantee that any bonus shall be paid. This Plan is operated at the sole initiative of the Company and it does not create a contractual relationship or any contractually enforceable rights for Participants. A bonus shall be payable under the Plan if the Compensation Committee of the Board of Directors of SPX Corporation or its designee(s) (the “Compensation Committee”) determine that a Participant is entitled to one according to the rules of the Plan. The Compensation Committee may delegate such authority, as it deems appropriate, in its sole discretion.

III.                                 PLAN ADMINISTRATION

The Compensation Committee shall be responsible for the management and administration of the Plan. The Compensation Committee has full authority to interpret and apply the Plan as may be deemed to be in the best interests of SPX Corporation and its shareholders. Any decision by the Compensation Committee relating to the Plan or to awards thereunder shall be final and binding on the Participants. The Compensation Committee has delegated to SPX Corporate Human Resources day-to-day management and administrative responsibilities of the Plan.

After approval, payment of awards under the Plan will typically be made in March of the year following the Plan Year (defined below) (the “Award Payment Date”). Business unit and business unit executives will coordinate with SPX Corporation representatives to ensure that accrual accounts for payment of awards under this Plan are adequately funded.

IV.                                EFFECTIVE DATE

The Plan is effective as of January 1, 2006 for the 2006 calendar year, unless modified or terminated earlier by SPX Corporation (the “Plan Year”); provided, however, that no amendment or termination shall impair or alter any award that has been previously declared or granted to a Participant.

V.                                    ELIGIBILITY

Officers and key managers in both line and staff positions who have significant impact on the achievement of the strategic objectives of SPX Corporation or the subsidiary with which they are employed and who are not participating in any other Company-sponsored bonus or incentive plan, are eligible to be considered for participation in the Plan. Senior Executive Officers’ participation requires approval by the SPX Corporation Chief Executive Officer (the “CEO”) and the Compensation Committee; and, together with other senior executives as may be specified by the Compensation Committee, such participation is subject to the terms and conditions contained in the Executive Annual Bonus Plan as may be approved by the SPX Corporation shareholders. Participation for all other employees will be based on the recommendation of the business unit president and/or supervising corporate officer.

Upon approval by the Compensation Committee, participation shall be offered to eligible employees conditioned upon such eligible employee’s agreement to sign a non-competition and confidentiality agreement and any other documents as the Company may require. The terms of the non-competition and confidentiality agreement and such other required documents shall be on terms acceptable to the Company. Once an eligible employee has executed all the necessary documents as required by the Company, he/she shall become a Participant in the Plan (a “Participant”).

VI.                                PLAN COMPONENTS & OVERVIEW

The Plan is designed to link incentive awards for Participants to the creation of investor wealth and to promote a culture of performance and ownership. Specifically, the Plan is closely linked to key performance measures – operating profit/margin and operating cash flow.

Under the Plan, the performance measures help us focus on the following:

•                  Improving operating performance

•                  Controlling corporate overhead expenses

•                  Quality of earnings, as measured by operating profit/margin

•                  Volume of earnings, as measured by operating cash flow

•                  Efficient use of capital, as measured by operating cash flow with goals reflecting targeted cash conversion rate.

Operating cash flow and operating profit/margin can be generally understood as follows:

*** This metric may be expressed as a percent of revenues or as a dollar amount, depending on your business unit matrix.

Maximum and Target:

The Maximum Award Opportunity for Participants in the Plan is 200% of the Target Award Amount. A Participant’s Target Award Amount is calculated by multiplying his/her year-end base salary (as of 31st December) by his/her Target Bonus Percent, e.g., 100,000 x 20% = 20,000 Target Award Amount. In this example, the Maximum Award Opportunity is 40,000.

Business Unit Matrix:

The Business Unit Matrix specifies the operating profit/margin and operating cash flow goals that must be achieved for various bonus levels from zero to the maximum 200% level (the “Business Unit Metric Achieved”). The Business Unit Matrix may, at the discretion of SPX Corporation, specify the business goals in percentages or absolute dollar amounts.

Total Potential Bonus:

Provided a bonus is achieved according to the Business Unit Matrix and subject to the Maximum Award Opportunity limitation, the Participant’s Total Potential Bonus is determined by multiplying the Participant’s Target Award Amount by the Business Unit Metric Achieved.

Eighty percent (80%) of the Total Potential Bonus is allocated to the Business Unit Performance Award, and is payable subject to the Plan’s terms and conditions. The remaining twenty percent

(20%) is allocated to the Individual Performance Award at the discretion of management according to the factors discussed below. Individual Performance Awards can range from 0% to 20% of the Total Potential Bonus.

The Individual Performance Award can be earned only after achieving a bonus according to the Business Unit Matrix. At the end of the Plan Year each Participant’s immediate supervisor will evaluate the Participant’s performance considering multiple factors. These factors will include appropriate consideration of each Participant’s compliance with and advancement of the SPX Leadership Standards, Code of Business Conduct, and overall commitment to conducting all of the Company’s activities with the highest standards of ethics and integrity. Additionally, the 9-Block assessment tool (see below) can be used by managers as a guideline to assist in determining an Individual Performance Award.

9-BLOCK ASSESSMENT GUIDELINES

Bonus Calculation Steps and Example:

The following illustrates a bonus calculation under the Plan by way of example. In all cases, your Business Unit Matrix will govern the actual bonus calculation.

THE FOLLOWING IS AN EXAMPLE MATRIX AND AWARD CALCULATION

VII.                            NEW PARTICIPANTS, PROMOTIONS, OR TRANSFERS

Subject to the terms and conditions contained in this Plan, a new Participant will be eligible to receive a potential bonus based on his/her length of service during the Plan Year, expressed as a percent of the total Plan Year. In the event the Participant works in more than one business unit during the Plan Year, the terms of Paragraphs VIII C and D, as applicable, will apply.

VIII.                        ADMINISTRATIVE MATTERS

All decisions made by the Compensation Committee pursuant to the provisions of the Plan shall be made in its sole discretion and shall be final, conclusive, and binding upon all parties.

General:  Except as otherwise expressly provided in this Plan, a Participant must be an active employee of the Company or one of its subsidiaries (including active employment during any contractual notice period) on 31st December of the Plan Year in order to be eligible for an award from the Plan. An “active” employee includes employees on temporary lay-off subject to recall, and those on temporary disability who are expected to return to work.

For Participants employed in the UK by a UK entity: An “active” employee does not include employees who are serving out a notice period on “garden leave”. Furthermore, for any Participants on maternity leave, this bonus payment does not constitute part of your “wages and salary” as that term is used in relevant legislation. As a result, a bonus payment of this nature will not ordinarily be paid in relation to any period during which a Participant elects to take either ordinary or additional maternity leave. A bonus payment will, however, usually be paid on a pro-rated basis for the balance of any Plan Year in which a Participant is partially absent.

For Participants employed in France by a French entity: An “active” employee includes employees who are released from working their notice period, or any employee whose contract is suspended when this suspension is assimilated by law as an “effective work.”

A.                                   Termination Prior to Year End:

When a Participant who is 55 years of age or more, has five years of continuous service in which at least three of the five years are SPX Company service, retires, or when a Participant, regardless of age and service, becomes disabled (as determined by the SPX Corporation, in its sole discretion), or if employment is terminated due to a death, the Participant, his designated beneficiary, or his estate will receive a pro rata portion of the award determined as of the end of the Plan Year. The pro ration will be based on the Participant’s ending base salary for the Plan Year and the achieved levels of business unit performance and individual performance as of the end of the Plan Year. The pro rated award will be paid at the same time as awards are paid to active Participants.

If a Participant’s employment with the Company terminates for any reason other than (1) death, (2) retirement, (3) disability, or (4) for Participants employed in Europe by a European entity, transfer of the employment relationship to a third party under the transfer of business regulations in Section 613a German Civil Code (Burgerliches Gesetzbuch), the Acquired Rights Directive or similar transfer of business regulations applicable to Participants in their respective countries, no bonus award or expectancy will be earned or payable for the Plan Year in which the termination or resignation occurred.

B.                                     Termination After Plan Year End:

If a Participant’s employment terminates between 31st December and the Award Payment Date for willful misconduct or any other form of gross misconduct, or dismissal following a repeated breach of the employee’s obligations as determined by the Company, no bonus award or expectancy will be earned or payable for the Plan Year or the year in which the termination occurred.

C.                                     Plan or Business Unit Transfers Throughout the Year:

(1)          When a Participant is moved from one business unit (or distinct unit or division specified for bonus measurement purposes) to another during the course of a Plan Year, a pro-rated amount will be calculated based upon each business unit’s performance and the number of months employed in each business unit.

(2)          If the Participant remains in the same business unit, yet changes from the 2006 Associate Bonus Plan or other commission, bonus or incentive plan to the 2006 Executive Bonus Plan (or vise-versa), a pro rated amount will be calculated only on the time spent as a Participant in each respective plan and according to the rules of each plan.

(3)          If the Participant is removed from the 2006 Executive Bonus Plan for any reason including being placed in a business unit incentive or commission plan, a pro rated amount will be calculated only on the time spent as a Participant in the Plan.

D.                                    Business Unit and Corporate Performance:

Some Participants may have a portion of their bonus tied to SPX Corporation’s corporate performance and the performance of another business unit. The bonus for these Participants shall be calculated by allocating one portion of the Target Bonus Percent to corporate performance and the other portion to the business unit.

E.                                      Change of Control:

In the event of a change of control of SPX Corporation (defined in Attachment A), the change-of control date shall be treated as if it were the end of that Plan Year, the Business

Unit Performance Award shall be measured, and the Participant shall be paid the higher of that full Plan Year’s Target Award Amount or the actual earned bonus.

F.                                      Administration of the Plan:

Subject to the provisions of the Plan, the Compensation Committee shall have the sole authority and discretion:

(1)                                  To construe and interpret the Plan;

(2)                                  To establish, amend, change, add to, alter and/or and rescind rules, regulations and guidelines for administration of the Plan;

(3)                                  To make all designations and determinations specified in the Plan;

(4)                                  To determine the amount of awards and payments to be made under the Plan and the status and rights of any Participant to payments under the Plan with the exception of the Senior Executive Officers, which will require approval by the CEO and the Compensation Committee;

(5)                                  To decide all questions concerning the Plan and to make all other determinations and to take all other steps necessary or advisable for the administration of the Plan.

G.                                     Plan Continuation:

Notwithstanding anything else in these rules, the Compensation Committee, subject to limitations by mandatory laws and under observance of the regulations referenced in Sec. IX of this Plan, may at any time amend, suspend, discontinue or terminate this Plan. It also reserves the right to (i) reduce or modify any bonus payments under this Plan based on such factors mentioned under Sec. IX of this Plan to the full extent legally permissible under applicable local laws and (ii) decide all questions and issues arising under the Plan. The Compensation Committee’s decisions shall be final and binding on all parties.

H.                                    No Right of Assignment:

Except as expressly provided herein, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such right or benefit.

I.                                         No Guarantee:

The Plan is a statement of the intentions of SPX Corporation and does not constitute a guarantee that any bonus shall be paid. It does not create a contractual relationship or any contractually enforceable rights for Participants. Further, nothing in the Plan shall be construed to give any Participant any right to be granted any award other than at the Compensation Committee’s sole discretion, to limit the right of the Company to terminate the employment of any Participant at any time, or to be evidence of any agreement or understanding, express or implied, of a Participant’s right to continued employment. Consequently, any entitlement arises only once the Compensation Committee has determined that a Participant is entitled to receive an award according to the rules of the Plan.

J.                                        Company’s Books and Records Conclusive:

The Company’s books and records and internal methods of accounting shall be conclusive for all purposes under the Plan.

K.                                    Right to Withhold Taxes:

To the extent legally permissible under applicable laws, the Company shall have the right to withhold such amounts from any payment under this Plan as it determines necessary to fulfill any federal, state, or local wage or compensation withholding requirements.

L.                                      No Claim Against Company Assets:

Nothing in this Plan shall be construed as giving any Participant or his or her legal representative, or designated beneficiary, any claim against any specific assets of the SPX Corporation or its affiliates or as imposing any trustee relationship upon the Company in respect of the Participant. Neither SPX Corporation nor the Company shall be required to segregate any assets in order to provide for the satisfaction of the obligations hereunder. If and to the extent that the Participant or his or her legal representative or designated beneficiary acquires a right to receive any payment pursuant to this Plan, such right shall be no greater than the right of an unsecured general creditor of SPX Corporation or the Company, as the case may be.

M.                                 No Other Agreements or Understandings:

Except as expressly provided in this Plan, or in a written agreement between the Company and a Participant that specifically refers to awards under this Plan, this Plan represents the sole understanding between the Company and Participants concerning its subject matter and it supersedes all prior agreements, arrangements, understandings, warranties, representations, and statements, whether written or oral, between the parties concerning its subject matter.

N.                                    Governing Law:

The Plan and all actions taken pursuant thereto shall be governed by, and construed in accordance with, the laws of the State of North Carolina applied without regard to conflict of law principles.

O.                                    Headings:

Section headings are used in this Plan for convenience of reference only and shall not affect the meaning of any provision of the Plan.

P.                                      Non-Competition and Non-Disclosure:

For purposes of the Plan, if a Participant leaves the Company with rights to future payments from the Plan, until those payments are distributed to the Participant, he/she shall not directly or indirectly own, manage, operate, join, control, become employed by or participate in the management, operation or control of, any business which is a competitor, customer or supplier of SPX Corporation or any subsidiary or division thereof without the specific consent of the Company; except as a shareholder of a publicly-held competitor, customer or supplier corporation where such ownership does not exceed one percent (1%) of the total shares outstanding.

Additionally, the Participant shall not disclose any confidential information pertaining to the business of the Company, including the location and identity of its customers and suppliers, its costs of operation, the pricing of its products and services, its operating practices and its product details without the express written approval of the Company.

The failure of a Participant or former Participant to comply with the provisions of this Paragraph shall result in forfeiture of any payments that might otherwise be due to him/her because of his/her participation in the Plan.

IX.                                DISCLAIMER

While it is not the intention of SPX Corporation to change the Plan during the Plan Year, SPX Corporation reserves the right to modify or terminate the Plan, if, in particular due to unforeseen changes in legal or factual circumstances, a continuation of the Plan at all or on unchanged terms and conditions would constitute an unreasonable hardship for SPX Corporation or the Company, provided however that no amendment or termination shall impair or alter any award which has been previously declared or granted to a Participant. Such hardship could be seen in:

i.                       continuation leading to the employing entity’s insolvency,

ii.                    mandatory payment obligations to official authorities (e.g. taxes, social security contributions) arising or increasing at an amount that would increase the total costs involved with the Plan for the employing entity by 20% or more, or

iii.                 any other reasonable and objective causes that substantially impede the Company’s normal operation.

X.                                    EXCEPTIONS TO THE PLAN

Exceptions to the Plan are discouraged. Requests for exceptions are reviewed on a case-by-case basis and require the approval of the Corporate Executive Vice President - Human Resources & Asia Pacific.

XI.                                PLAN INTERPRETATION

The Compensation Committee shall have full discretion and authority to answer questions or make interpretations that may arise in the final administration of this Plan.

XII.                            FRAUD, MANIPULATION OR NEGLIGENCE

Any Participant who falsifies, manipulates or is negligent in the processing of information in connection with the computation of performance measures or payments under the Plan forfeits all outstanding awards and will be subject to disciplinary action up to and including termination.

ATTACHMENT A

Change of Control of SPX Corporation

A.                                   “Change of Control” shall be deemed to have occurred if:

(a)                                  Any “Person” (as defined below), excluding for this purpose SPX Corporation (the “Company”) or any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any entity organized, appointed or established for or pursuant to the terms of any such plan which acquires beneficial ownership of common shares of the Company, is or becomes the “Beneficial Owner” (as defined below) of twenty percent (20%) or more of the common shares of the Company then outstanding; provided, however, that no Change of Control shall be deemed to have occurred as the result of an acquisition of common shares of the Company by the Company which, by reducing the number of shares outstanding, increases the proportionate beneficial ownership interest of any Person to twenty percent (20%) or more of the common shares of the Company then outstanding, but any subsequent increase in the beneficial ownership interest of such a Person in common shares of the Company shall be deemed a Change of Control; and provided further that if the Board of Directors of the Company determines in good faith that a Person who has become the Beneficial Owner of common shares of the Company representing twenty percent (20%) or more of the common shares of the Company then outstanding has inadvertently reached that level of ownership interest, and if such Person divests as promptly as practicable a sufficient number of shares of the Company so that the Person no longer has a beneficial ownership interest in twenty percent (20%) or more of the common shares of the Company then outstanding, then no Change of Control shall be deemed to have occurred. For purposes of this paragraph (a), the following terms shall have the meanings set forth below:

(i)                                     “Person” shall mean any individual, firm, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of any such entity.

(ii)                                  “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(iii)                               A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” any securities:

(A)                              which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly (determined as provided in Rule 13d-3 under the Exchange Act);

(B)                                which such Person or any of such Person’s Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than rights under the Company’s Rights Agreement dated June 25, 1996 with The Bank of New York, as amended), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (2) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (a) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (b) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(C)                                which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to subparagraph (a)(iii)(B)(2), above) or disposing of any securities of the Company.

Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase “then outstanding,” when used with reference to a Person’s beneficial ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.

(b)                                 During any period of two (2) consecutive years, individuals who at the beginning of such two-year period constitute the Board of Directors of the Company and any new director or directors (except for any director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), above, or paragraph (c), below) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; or

(c)                                  Approval by the shareholders of (or if such approval is not required, the consummation of) (i) a plan of complete liquidation of the Company, (ii) an agreement for the sale or disposition of the Company or all or substantially all of the Company’s assets, (iii) a plan of merger or consolidation of the Company with any other corporation, or (iv) a similar transaction or series of transactions involving the Company (any transaction described in parts (i) through (iv) of this paragraph (c) being referred to as a “Business Combination”), in each case unless after such a Business Combination the shareholders of the Company immediately prior to the Business Combination continue to own at least eighty percent (80%) of the voting securities of the new (or continued) entity immediately after such Business Combination, in substantially the same proportion as their ownership of the Company immediately prior to such Business Combination.

A “Change of Control” shall not include any transaction described in paragraph (a) or (c), above, where, in connection with such transaction, a Participant and/or any party acting in concert with that Participant shall substantially increase their, his/her or its, as the case may be, ownership interest in the Company or a successor to the Company (other than through conversion of prior ownership interests in the Company and/or through equity awards received entirely as compensation for past or future personal services).